                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-30285

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED OCTOBER 24, 1997

                              RECENT DEVELOPMENTS

  As is disclosed in the Prospectus dated October 24, 1997, as supplemented by the Prospectus Supplement dated October 31, 1997, the Westin Agreement referred to in such Prospectus is terminable by either Signature Resorts, Inc. (the "Company") or Westin Hotels & Resorts ("Westin") upon the merger of such party with a third party. As a result of the pending closing of the merger of Westin into Starwood Lodging Trust and Starwood Lodging Corp., the Company and Westin have begun discussions regarding whether to modify the exclusive agreement between the Company and Westin to acquire, develop and market four and five star vacation ownership resorts in North America, Mexico and the Caribbean (the "Territory"). The discussions include whether to modify the agreement to make the relationship a non-exclusive one, and whether to continue to have a representative from the Company and Westin serve on each other's Board of Directors. As written, the existing exclusive agreement limits the Company's ability to develop four and five star vacation ownership resorts in the Territory with hotel and resort companies that are competitors of Westin and simultaneously limits Westin's ability to develop four and five star vacation ownership resorts in the Territory with anyone other than the Company.

  If the parties elect to modify the agreement to make it non-exclusive, the Company and Westin will each be free to pursue four and five star vacation ownership acquisition and development opportunities in the Territory either alone, with each other or with other luxury hotel and resort companies. In that event, it would be the Company's intention to continue to work to expand its four and five star vacation ownership resorts in a variety of ownership structures, including as Westin Vacation Clubs in joint venture with Westin (subject to Westin's approval of the specific project); as Sunterra Resorts; and as other luxury hotel and resort company brands. In any event, the parties currently intend to continue their existing joint venture in St. John, U.S. Virgin Islands. Upon completion of pending acquisitions, the Company will operate 70 vacation ownership resorts, of which the Westin Vacation Club at St. John will be the Company's only Westin branded resort.

 On November 5, 1997, NationsBanc Montgomery Securities, Inc. ("NBMS") purchased, as principal, an aggregate of 1,873,054 shares of the Common Stock of the Company from Messrs. Kaneko, Gessow, Kenninger, Ganney and Harrington. NBMS has advised the Company that it intends to resell such securities in the future. In order to give effect to such sale, this Prospectus Supplement No. 2 amends and restates pages 47 and 48 of the Prospectus dated October 24, 1997, as supplemented by the Prospectus Supplement dated October 31, 1997. Except as set forth herein, the contents of the Prospectus remain as set forth therein.



          The date of this Prospectus Supplement is November 5, 1997.

                           REGISTERING STOCKHOLDERS

  All shares indicated below have been registered pursuant to the Company's previously announced obligations under registration rights agreements entered into in connection with the Consolidation Transactions, the PRG Merger and the LSI Acquisition. An aggregate of 7,378,154 shares of Common Stock may be offered by the Registering Stockholders from time-to-time. The following table sets forth, as of the date of this Prospectus Supplement, the name of each Registering Stockholder, and for each, the number of shares of Common Stock which may be offered for sale and, unless otherwise indicated, the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 35,833,486 shares of Common Stock outstanding as of the date of this Prospectus Supplement.

                          BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                              PRIOR TO THE                                 AFTER THE
                          REGISTERED OFFERING                         REGISTERED OFFERING
                          -----------------------                     -----------------------
   NAME AND ADDRESS OF                            NUMBER OF SHARES
 REGISTERING STOCKHOLDER   SHARES      PERCENTAGE BEING REGISTERED     SHARES      PERCENTAGE
 -----------------------  ---------    ---------- ----------------    ---------    ----------
Osamu Kaneko(a).........  3,977,855(c)    11.2%        450,000(l)(o)  3,527,855(c)    9.9%
Andrew J. Gessow(a).....  4,206,306(c)    11.8%        600,000(o)     3,606,306(c)   10.1%
Steven C. Kenninger(a)..  1,658,669(c)     4.7%        450,000(o)     1,208,669(c)    3.4%
Canpartners
 Incorporated(b)........    757,517        2.1%        757,517              --         --
  Beth Friedman(b)(d)...    129,282          *         129,282              --         --
  Loretta Evensen(b)....    129,282          *         129,282              --         --
  Mitchell R. Julis(b)..    129,282          *         129,282              --         --
                          ---------       ----       ---------        ---------      -----
   Total (as a group)...  1,145,363        3.2%      1,145,363              --         --
Robert T. Gow and Kay F.
 Gow....................  1,280,591        3.6%      1,280,591              --         --
Offsite International,
 Inc. ..................  1,160,627        3.3%      1,160,627              --         --
Ian K. Ganney...........    998,201        2.8%        186,527(o)       811,674        2.3%
Richard Harrington......    998,201        2.8%        186,527(o)       811,674        2.3%
Bush Construction
 Corporation............    464,250        1.3%        464,250              --         --
Plantation Group,
 L.L.C.(m)..............    255,338          *         255,338              --         --
Peach Tree, Ltd. .......    235,731          *         235,731              --         --
Plantation Group
 L.P.(n)................    197,453          *         197,453              --         --
Sharp Family Investment
 Trust(n)...............     99,124          *          99,124              --         --
Colonial Capital
 L.P.(n)................     99,124          *          99,124              --         --
EKC Corporation.........     80,301          *          80,301              --         --
First Capital Investment
 Fund...................     65,238          *          65,238              --         --
Centaur Corp. ..........     62,912          *          62,912              --         --
KPI Realty, Inc. .......     53,984          *          53,984              --         --
Genevieve Giannoni(a)...     38,970(e)       *           4,500           34,470(e)      *
Dennis H. Vaughn(f).....     38,490          *          38,490              --         --
James C. Anderson.......     35,940          *          35,940              --         --
Charles C. Frey(a)......     32,850(e)       *           9,000           23,850(e)      *
Old Town L.P.(n)........     32,108          *          32,108              --         --
James W. Geisz..........     24,038          *          24,038              --         --
Michael C. Ross(g)......     20,970          *          20,970              --         --
Arai Development Co.,
 Inc. ..................     20,435          *          20,435              --         --
Kumagai El Paseo, Inc. .     20,435          *          20,435              --         --
Martin A. Flannes.......     16,617          *          16,617              --         --
Susan K. Kenninger......     13,490          *          13,490              --         --
Michael B. Reeves(h)....     12,594          *          12,594              --         --
Charles V. Thornton(i)..     10,260          *          10,260              --         --
Timothy D. Levin(a).....      9,657(j)       *           6,522            3,000(j)      *
David M. Roberts........      8,985          *           8,985              --         --

                         BENEFICIAL OWNERSHIP                            BENEFICIAL
                             PRIOR TO THE                            OWNERSHIP AFTER THE
                          REGISTERED OFFERING                        REGISTERED OFFERING
                         -------------------------                   -----------------------
   NAME AND ADDRESS OF                              NUMBER OF SHARES
 REGISTERING STOCKHOLDER  SHARES       PERCENTAGE   BEING REGISTERED SHARES      PERCENTAGE
 ----------------------- -----------  ------------  ---------------- ---------   -----------
Ruth L. Kenninger.......       8,985             *       8,985              --            --
James A. Hamilton.......       6,965             *       6,965              --            --
John J. Digges(n).......       4,410             *       4,410              --            --
Marc B. Sharp(n)........       4,410             *       4,410              --            --
Michele Z. Ball(n)......       4,410             *       4,410              --            --
Charles H. Reeves(k)....       1,500             *       1,500              --            --

--------
*Less than 1%

(a) Such person is a director and/or executive officer of the Company.

(b) Canpartners Incorporated ("Canyon") is the beneficial owner of 63,329 shares and is the sole general partner of CPI Securities L.P. (which holds 476,379 shares). Canpartners Investments II, L.P. (which holds 151,862 shares) and Canpartners Investments V, L.P. (which holds 65,948 shares). Mr. Friedman (a director of the Company), Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and the indicated limited partnerships. Such persons disclaim beneficial ownership of such shares. The 757,517 shares shown as beneficially owned by Canyon do not include 147,282 shares owned by Mr. Friedman's wife, 147,282 shares owned by Mr. Julis and 147,282 shares owned by Mr. Evensen's wife, the beneficial ownership of which is disclaimed by Canyon.

(c) Includes presently exercisable options to purchase 75,000 shares of Common Stock.

(d) Beth Friedman is the wife of Joshua S. Friedman, a director of the Company. Loretta Evensen is the wife of R. Christian B. Evensen, a shareholder and director of Canyon. Mitchell R. Julis is a shareholder and director of Canyon.

(e) Includes presently exercisable options to purchase 23,850 shares of Common Stock with respect to Mr. Frey and 34,470 shares of Common Stock with respect to Ms. Giannoni.

(f) Includes 33,990 shares held by The Vaughn Family Trust, of which Mr. Vaughn is a co-trustee and 4,500 shares held by the Dennis Vaughn Subtrust, of which Mr. Vaughn is trustee.

(g) Includes 10,170 shares held by the Ross Revocable Trust, of which Mr. Ross is a co-trustee and 10,800 shares held by the Latham & Watkins Pension Plan FBO Michael C. Ross, of which Mr. Ross is beneficiary.

(h) Includes 9,000 shares held by The CCN&M Revocable Trust, of which Mr. Reeves is co-trustee.

(i) Includes 2,340 shares held by the Paul, Hastings, Janofsky & Walker Retirement Plan FBO Charles V. Thornton, of which Mr. Thornton is beneficiary.

(j) Includes presently exercisable options to purchase 3,000 shares of Common Stock.

(k) The shares indicated are held by a trust of which Mr. Reeves is co-trustee.

(l) The 450,000 shares registered are held by Kei Associates, a California general partnership, in which Mr. Kaneko indirectly holds an approximate 97% general partnership interest.

(m) Plantation Group L.L.C. distributed 441,039 shares to certain of its members in October 1997.

(n) The shares indicated were distributed to such person by Plantation Group L.L.C. in October 1997.

(o) The shares indicated were sold by the person indicated to NationsBanc Montgomery Securities, Inc. on November 5, 1997.

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